Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS AND DEVELOPMENT PROGRESS

Buffalo, NY — August 7, 2014 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today reported financial results and development progress for the second quarter ended June 30, 2014.

Cleveland BioLabs reported a net loss for the second quarter of 2014 of $4.0 million, or $0.08 per share, compared to a net loss of $3.0 million, or $0.07 per share, for the same period in 2013. Net loss for the first six months of 2014 was $5.5 million, or $0.11 per share, compared to a net loss of $12.8 million, or $0.29 per share, for the same period in 2013. $3.1 million of the improvement in net loss for the six-month period was due to a non-cash change in the fair market valuation of certain outstanding warrants, with the remaining $4.2 million of this improvement, due to a reduction in operating losses. The reduced operating losses were due to a narrowed focus of development activities, lower development costs for entolimod’s biodefense indication and other cost saving measures.

At June 30, 2014, the Company had cash, cash equivalents and short-term investments of $11.1 million, $7.7 million of which was available for general use and $3.4 million of which was restricted for the use of majority-owned subsidiaries.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “We are making progress towards achievement of our operational objectives for 2014. We are encouraged by the tone and direction of our recent meeting with the U.S. Food and Drug Administration to review dose conversion and evaluate the potential for a pre-emergency use authorization (pre-EUA) submission for entolimod’s biodefense indication. We look forward to sharing more details regarding the meeting’s outcomes and next steps once we have received and reviewed the official meeting minutes. Our oncology trials continue to advance, as well. We are analyzing interim data for the oral administration study of our lead oncology drug candidate, Curaxin CBL0137 and compiling data on immune cell response to administrations of entolimod in the ongoing advanced cancer study. Finally, we are anticipating the opening of an Investigational New Drug (IND) Application in the Russian Federation shortly for a healthy subject study supported by a contract with the Ministry of Industry and Trade of the Russian Federation for CBLB612, a drug candidate in development for the induction and mobilization of hematopoietic stem cells.”

Operational Highlights

The Phase 1 study of entolimod in patients with advanced cancer at Roswell Park Cancer Institute continues.

Dosing of the fourth cohort is well underway in a multi-center, Phase 1 trial assessing the intravenous administration of Curaxin CBL0137 in patients with metastatic or unresectable advanced solid cancers and lymphomas. In parallel, dosing of the seventh cohort continues in a multicenter, Phase 1 study assessing the oral administration of Curaxin CBL0137 in patients with advanced solid tumors that are resistant or refractory to current standard treatment.

To date, no drug-related serious adverse events have been reported in any of the mentioned trials.

Further Financial Highlights

Revenue for the second quarter of 2014 decreased to $0.6 million compared to $1.6 million for the second quarter of 2013. Revenue for the first six months of 2014 decreased to $1.9 million compared to $3.0 million for the same period in 2013. These decreases were primarily the result of the completion of certain contracts with the Department of Defense for entolimod’s biodefense indication and changes in other contracts with the Ministry of Industry and Trade of the Russian Federation, or MPT.

Research and development costs for the second quarter of 2014 decreased to $2.3 million compared to $5.4 million for the same period in 2013. Six-month research and development costs for the 2014 period decreased to $4.8 million compared to $10.7 million for the same period in 2013. These decreases were primarily due to completion of third-party service contracts for several compounds, as well as reduced compensation costs primarily attributable to our transfer of personnel to Buffalo BioLabs, LLC in the fourth quarter of 2013.

General and administrative costs for the second quarter of 2014 decreased to $2.3 million compared to $3.0 million for the same period in 2013. General and administrative costs for the first six months of 2014 decreased to $4.7 million compared to $6.5 million for the same period in 2013. For the second quarter, these decreases were wholly due to a reduction of personnel. For the six-month period, $1.2 million of these decreases were due to a reduction of personnel and $0.6 million were due to other cost-saving actions.

Conference Call Information

Cleveland BioLabs management will host a conference call at 10:00 a.m. ET today to provide updates and address investor questions regarding general business developments. Interested parties may participate by dialing 877-407-9205 (US) or 201-689-8054 (International), approximately five to ten minutes before the call start time. A live webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com. A replay of the call will be available starting on August 7, 2014, at 1:00 p.m. ET through August 24, 2014, at 11:59 p.m. ET. Interested parties may access the replay by dialing 877-660-6853 (US) or 201-612-7415 (International) and entering conference ID number 13586610. An archived webcast of the conference call will be available for 90 days on the Investors page of the Cleveland BioLabs web site at www.cbiolabs.com.

About Cleveland BioLabs

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company seeking to develop first-in-class pharmaceuticals designed to address diseases with significant medical need. The company’s lead product candidates are entolimod, which is being developed for a biodefense indication and as a potential cancer treatment and Curaxin CBL0137, our lead oncology product candidate. The company conducts business in the United States and in the Russian Federation through our three operating subsidiaries, Incuron, LLC, BioLabs 612, LLC and Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic, Roswell Park Cancer Institute, and the Children’s Cancer Institute Australia. To learn more about Cleveland BioLabs, Inc., please visit the Company’s website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “making progress,” “encouraged,” “look forward,” “continue to advance” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to successfully develop and commercialize our therapeutic products; the conduct and results of our various clinical trials; our ability to obtain approval from the U.S. Food and Drug Administration of our product candidates; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These risks and uncertainties include, among others, the Company’s failure to successfully and timely develop existing and new products; the Company’s collaborative relationships and the financial risks related thereto; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company’s ability to comply with its obligations under license agreements; the Company’s inability to obtain regulatory approval in a timely manner or at all; the Company’s history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the “Risk Factors” and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Rachel Levine, Vice President, Investor Relations

Cleveland BioLabs, Inc.

T: (917) 375-2935

E: rlevine@cbiolabs.com

TABLES FOLLOW

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,103,596	$10,048,466
Short-term investments	—	305,538
Accounts receivable	392,696	458,391
Other current assets	477,339	344,386

Total current assets	11,973,631	11,156,781

Equipment, net	335,230	457,912
Restricted cash	2,843,413	2,921,724
Other long-term assets	74,663	159,224

Total assets	$15,226,937	$14,695,641

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$719,637	$794,397
Accrued expenses	2,122,690	2,445,446
Deferred revenue	744,500	1,069,438
Accrued warrant liability	1,024,720	1,241,311
Current portion of note payable	481,903	351,527
Current portion of capital lease obligation	50,827	83,634

Total current liabilities	5,144,277	5,985,753

Noncurrent portion of capital lease obligation	—	7,522
Long-term debt	3,634,034	7,121,388
Commitments and contingencies	—	—

Total liabilities	8,778,311	13,114,663

Stockholders’ equity:
Total Cleveland BioLabs, Inc. stockholders’ deficit	(6,387,894)	(9,522,945)
Noncontrolling interest in stockholders’ equity	12,836,520	11,103,923

Total stockholders’ equity	6,448,626	1,580,978

Total liabilities and stockholders’ equity	$15,226,937	$14,695,641

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenues:
Grants and contracts	$562,087	$1,613,262	$1,896,341	$2,980,734

Operating expenses:
Research and development	2,324,223	5,373,029	4,763,996	10,704,644
General and administrative	2,250,368	3,016,851	4,663,911	6,500,223

Total operating expenses	4,574,591	8,389,880	9,427,907	17,204,867

Loss from operations	(4,012,504)	(6,776,618)	(7,531,566)	(14,224,133)

Other income (expense):
Interest and other income (expense)	(623,786)	47,809	(941,708)	127,765
Foreign exchange gain (loss)	92,594	46,776	(59,177)	74,910
Change in value of warrant liability	412,125	2,795,612	2,499,683	(652,111)

Total other income (expense)	(119,067)	2,890,197	1,498,798	(449,436)

Net loss	(4,131,571)	(3,886,421)	(6,032,768)	(14,673,569)

Net loss attributable to noncontrolling interests	170,410	844,310	486,235	1,867,135

Net loss attributable to Cleveland BioLabs, Inc.	$(3,961,161)	$(3,042,111)	$(5,546,533)	$(12,806,434)

Net loss available to common stockholders per share of common stock, basic and diluted	$(0.08)	$(0.07)	$(0.11)	$(0.29)

Weighted average number of shares used in calculating net loss per share, basic and diluted	51,891,629	44,948,591	50,935,194	44,887,920

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six months ended June 30,
	2014	2013

Cash flows used in operating activities	$(7,726,002)	$(14,123,795)
Cash flows provided by investing activities	275,078	2,171,034
Cash flows provided by (used in) financing activities	8,572,411	(28,176)
Effect of exchange rate change on cash and equivalents	(69,292)	(425,749)

Increase (decrease) in cash and cash equivalents	1,052,195	(12,406,686)

Cash and cash equivalents at beginning of period	10,048,466	25,652,083

Cash and cash equivalents at end of period	$11,100,661	$13,245,397

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

We define net cash burn as the net increase (or decrease) in cash, cash equivalents and short-term investments excluding the effect of capital markets financing activities, and the net increase (or decrease) in restricted cash, as determined in accordance with generally accepted accounting principles or GAAP. And we separately track net cash burn for Cleveland BioLabs, Inc. and its wholly-owned subsidiary BioLab 612, LLC, which we refer to as CBLI Stand-alone, as well as for the consolidated entity which includes the accounts of Incuron, LLC, Panacela Labs, Inc. and Panacela Labs, LLC. This non-GAAP measure may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. We believe that net cash burn is relevant and useful information for the Company and our investors as it provides a simple method of determining net cash used by the Company. A calculation of net cash burn is provided below:

	Quarter Ended June 30,		Six months Ended June 30,
	2014	2013	2014	2013
CBLI Stand-alone:
Cash, cash equivalents, and short-term investments, beginning of period	$12,021,569	$13,333,966	$7,957,302	$17,945,147
Cash, cash equivalents and short-term investments, end of period	7,654,233	8,789,689	7,654,233	8,789,689

Period decrease	(4,367,336)	(4,544,277)	(303,069)	(9,155,458)
Plus repayment of long-term debt	4,000,000	—	4,000,000	—
Less net proceeds from the sale of common stock	(3,342,500)	—	(9,697,501)	—

Net operating cash burn for the period	(3,709,836)	(4,544,277)	(6,000,570)	(9,155,458)
Number of months in period	3	3	6	6

Net monthly operating cash burn	$(1,236,612)	$(1,514,759)	$(1,000,095)	$(1,525,910)

Consolidated:
Cash, cash equivalents, and short-term investments, beginning of period	$13,671,910	$21,055,874	$10,354,004	$28,286,027
Cash, cash equivalents and short-term investments, end of period	11,103,596	13,551,123	11,103,596	13,551,123

Period increase/(decrease)	(2,568,314)	(7,504,751)	749,592	(14,734,904)
Plus repayment of long-term debt	4,000,000	—	4,000,000	—
Less noncontrolling interest capital contribution to Incuron, LLC	(2,915,239)	—	(2,915,239)	—
Less net proceeds from the sale of common stock	(3,342,500)	—	(9,697,501)	—

Net operating cash burn for the period	(4,826,053)	(7,504,751)	(7,863,148)	(14,734,904)
Number of months in period	3	3	6	6

Net monthly operating cash burn	$(1,608,684)	$(2,501,584)	$(1,310,525)	$(2,455,817)